UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 18, 2020

Turnkey Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-56167	00-0000000
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3F 1-16-13 Ebisu Minami Shibuya-ku, Tokyo Japan	150-0022
(address of principal executive offices)	(zip code)

81-90-6002-4978
(registrant’s telephone number, including area code)

780 Reservoir Avenue, #123 Cranston, RI 02910
(former name or former mailing address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [   ]

Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2020, Turnkey Solutions, Inc., a Nevada Corporation (the “Company”), entered into a Share Purchase Agreement (the “Agreement”) by and among Flint Consulting Services, LLC, a Wyoming Limited Liability Company (“FLINT”), and Next Meats Co., Ltd, a Japan Company (“NMC”), pursuant to which, on November 18, 2020, (“Closing Date”) , FLINT sold 35,000,000 shares of the Company’s restricted common stock, representing approximately 73.46% of the Company’s issued and outstanding shares of common stock, to NMC, and NMC paid consideration of three hundred twenty-five thousand dollars ($325,000) (the “Purchase Price”). The consummation of the transactions contemplated by the Agreement resulted in a change in control of the Company, with NMC becoming the Company’s largest controlling stockholder.

Collectively, the majority shareholders of Next Meats Co., Ltd are comprised of Ryo Shirai, Hideyuki Sasaki, and Koichi Ishizuka. The Purchase Price was paid with personal funds of the majority shareholders of NMC.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters. As required to be disclosed by Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Agreement filed herewith as Exhibit 10.1.

Item 5.01 Change in Control of Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 5.01.

Pursuant to the information disclosed above, in Item 1.01 Next Meats Co., Ltd, a Japan Company, is now our largest controlling shareholder. Collectively, the majority shareholders of Next Meats Co., Ltd are comprised of Ryo Shirai, Hideyuki Sasaki, and Koichi Ishizuka.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On the Closing Date, Mr. Paul Moody resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer. In addition, Mr. Moody resigned as Director on the Closing Date that is effective upon the 10th day after the mailing of the Company’s information statement on Schedule 14f-1 to the Company’s stockholders. On the Closing Date, Mr. Ryo Shirai was appointed as Chief Executive Officer, and Director. Mr. Hideyuki Sasaki was appointed as Chief Operating Officer and Director. Mr. Koichi Ishizuka was appointed as Chief Financial Officer and Director. The resignation of Mr. Moody was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. There is no arrangement or understanding among the newly appointed officers and directors or any other person pursuant to which they were appointed as a director and officer of the Company.

Neither Mr. Shirai, Mr. Sasaki, or Mr. Ishizuka have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreements or other formal compensation agreements with our new officers and directors. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

The biographical information of Mr. Shirai, Mr. Sasaki, and Mr. Ishizuka is below:

Mr. Ryo Shirai, age 40, graduated from Keio University (Japan) in 2003, and from Beijing Language and Culture University in 2004. From 2004 to 2006 he was employed as a Financial Advisor at Daiwa Securities Group, Inc. From 2006 to 2019, Mr. Shirai served as the Chief Executive Officer and Founder of Whitehole Limited. Subsequently, he became the Founder of Next Meats Co., Ltd in 2020, and continues to hold this position to this date.

Mr. Hideyuki Sasaki, age 40, was employed as an Executive Vice President at Whitehole Limited from 2008 to 2019. From 2020, to the present date, he has served as the Chief Executive Officer of Next Meats Co., Ltd.

Mr. Koichi Ishizuka, age 49, attended the University of Aoyama Gakuin where he received his MBA in 2004. Several years later in 2011 he graduated from the Advanced Management Program at Harvard School of Business. Following Mr. Ishizuka’s formal education, he took a position as the head of marketing with Thomson Reuters, a mass media and information firm. Thereafter, he served as the CEO of Xinhua Finance Japan in 2006, Fate Corporation in 2008, and LCA Holdings., Ltd in 2009. Currently, Mr. Ishizuka serves as the Chief Executive Officer of OFF Line Co., Ltd., Photozou Co., Ltd., Photozou Holdings, Inc., Photozou Koukoku Co., Ltd., Off Line International, Inc. and OFF Line Japan Co., Ltd. He has held the position of CEO with OFF Line Co., Ltd. since 2013, Photozou Co., Ltd since 2016, Photozou Holdings, Inc since 2017, Photozou Koukoku Co., Ltd. since 2017, Off Line International, Inc. since 2019 and OFF Line Japan Co., Ltd. since 2018.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

NUMBER	EXHIBIT

10.1	Share Purchase Agreement between Turnkey Solutions, Inc., Flint Consulting Services, LLC, and Next Meats Co., Ltd dated November 17, 2020.
17.1	Officer and Director Resignation Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Turnkey Solutions, Inc.

Dated: November 24, 2020	/s/ Ryo Shirai
Ryo Shirai Chief Executive Officer